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                                                                   EXHIBIT ii


                              DEPOSITORY AGREEMENT

         This Depository Agreement is made as of August 29, 2000, by and among U.S. Stock Transfer Corporation (the "CUSTODIAN"), iGo Corporation, a Delaware corporation ("IGO"), Xtend Micro Products, Inc., a California corporation ("XTEND") and the shareholders of Xtend Micro Products, Inc. (the "XTEND SHAREHOLDERS" and collectively with Xtend, the "INDEMNITORS"). Terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement (as defined below).

                                    RECITALS

         WHEREAS, iGo, Xtend, the Xtend Shareholders, and XMP Acquisition Corp., a California corporation and wholly-owned subsidiary of iGo ("SUB"), have entered into an Asset Purchase Agreement (the "PURCHASE AGREEMENT"), dated as of August 29, 2000, providing for the purchase of substantially all of the assets of Xtend by iGo and Sub (the "ASSET PURCHASE"); and

         WHEREAS, pursuant to Article X of the Purchase Agreement, a copy of which is attached hereto as Annex A ("ARTICLE X"), a Depository fund (the "DEPOSITORY FUND") will be established to compensate iGo for certain Losses (as defined in Article X) arising out of any misrepresentation or breach or default in connection with any of the representations, warranties, covenants and agreements given or made by Xtend and/or the Xtend Shareholders in the Purchase Agreement, the Xtend Disclosure Schedule or any exhibit or schedule to the Purchase Agreement or the failure to achieve certain operational milestones following the Closing; and

         WHEREAS, the Indemnitors have agreed to undertake certain obligations specified in Article X; and

         WHEREAS, Article X provides for a Depository Fund of an aggregate of 1,896,574 shares of iGo Common Stock issuable in connection with the Asset Purchase (the "DEPOSITORY SHARES"), such shares to be held in custody by the Custodian; and

         WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Purchase Agreement relating to the operation of the Depository Fund.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

         1. Appointment of Custodian. The Custodian is hereby appointed and hereby accepts such appointment as the custodian pursuant to the Asset Purchase and, in that capacity, the Custodian shall have authorization to receive from iGo and hold the Depository Shares and transmit the same to iGo and/or the Indemnitors upon satisfaction of the conditions set forth herein and in
Article X.

         2. Depository and Depository Shares. Pursuant to the Purchase Agreement, iGo shall deposit or cause to be deposited in custody with the Custodian, as promptly as is practicable


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after the Effective Time (as defined in the Purchase Agreement) of the Asset
Purchase, a stock certificate or certificates representing the Depository Shares which shall be registered in the name of the Custodian, but held in custody by the Custodian. The Depository Shares shall be held and distributed by the Custodian in accordance with the terms and conditions of the Purchase Agreement and this Agreement.

         3. Rights and Obligations of the Parties. The Custodian shall be entitled to such rights and shall perform such duties of the custodian as set forth herein and in Article X (collectively, the "DUTIES"), in accordance with the terms and conditions of this Agreement and Article X. iGo, Xtend and the Indemnitors shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in Article X, in accordance with the terms hereof and thereof. In the event that the terms of this Agreement conflict in any way with the provisions of Article X, Article X shall control.

         4. Depository Period. The period during which iGo may make any claim against the Depository Fund under Article X (the "DEPOSITORY PERIOD") shall terminate with respect to the Depository Fund on the date set forth in Section 10.3(a) of Article X.

         5. Duties of Custodian. In addition to the Duties set forth in Article X, the Duties of the Custodian shall include the following:

                  (a) The Custodian shall hold and safeguard the Depository Shares during the Depository Period, shall treat the Depository Fund as trust funds in accordance with the terms of this Agreement and Article X and not as the property of iGo, and shall hold and dispose of the Depository Shares only in accordance with the terms hereof.

                  (b) The Depository Shares shall be voted by the Custodian in accordance with the instructions received by the Custodian from the beneficial owners of such shares.

                  (c) Promptly following termination of the applicable Depository Period, the Custodian shall deliver to Xtend the proper number of Depository Shares and other property in the Depository Fund in excess of any amount of such Depository Shares or other property sufficient, to satisfy any unsatisfied claims. As soon as all such claims have been resolved, the Custodian shall deliver to Xtend all of the Depository Shares and other property remaining in the Depository Fund and not required to satisfy such claims and expenses.

                  (d) The Custodian shall observe the instructions set forth in any writing executed by iGo and the Indemnitors.

         6. Distribution. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of iGo capital stock received upon a stock split or stock dividend) shall be promptly distributed by the Custodian to the beneficial holder of the Depository Shares to which such distribution relates. Any shares of iGo Common Stock received by the Custodian upon a stock split made in respect of any securities in the Depository Fund shall be added to the Depository Fund and become a part thereof. Any provision hereof or of Article X shall be adjusted to appropriately reflect any stock split or reverse stock split.


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         7. Maintenance of Records. The Custodian will keep and maintain complete and accurate ledgers showing all shares exchanged by the Custodian and payments made by the Custodian. The Custodian is authorized to cooperate with and furnish information to any organization or legal representative designated from time to time by iGo in any manner reasonably requested by any of them in connection with the Asset Purchase and share exchange pursuant thereto.

         8. Termination of Exchange and Custodian's Duties and Obligations. This Agreement shall terminate upon the release by the Custodian of all of the Depository Shares in accordance with the terms of this Agreement; provided that the provisions of Section 9 and 15 shall survive the termination of this Agreement.

         9. Exculpatory Provisions.

                  (a) The Custodian shall be obligated only for the performance of such Duties as are specifically set forth herein and in the Purchase Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall not be liable for forgeries or false impersonations. The Custodian shall not be liable for any act done or omitted hereunder as custodian except for gross negligence or willful misconduct. The Custodian shall, in no case or event be liable for any representations or warranties of Xtend, the Xtend Shareholders, iGo or Sub. Any act done or omitted pursuant to the advice or opinion of counsel shall be conclusive evidence of the good faith of the Custodian.

                  (b) The Custodian is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law as provided in Section 12.17 of the Purchase Agreement, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court or rulings of any arbitrators. In case the Custodian obeys or complies with any such order, judgment or decree of any court or such ruling of any arbitrator, the Custodian shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment, decree or arbitrators' ruling being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                  (c) The Custodian shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for thereunder.

                  (d) The Custodian shall not be liable for the outlawing of any rights under any statute of limitations with respect to the Agreement or any documents deposited with the Custodian.

         10. Alteration of Duties. The Duties may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

         11. Resignation and Removal of Custodians. The Custodian may resign as such at any time with or without cause by giving at least thirty (30) days' prior written notice to each of iGo and the Indemnitors, such resignation to be effective thirty (30) days following the date such notice is given. In addition, the Representatives of iGo and the Indemnitors may jointly remove


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the Custodian at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Custodian which instrument shall designate the effective date of such removal. Successor Custodians shall be appointed in accordance with the terms of Section 10.6(e) of the Purchase Agreement. Any such successor custodian and exchange Custodian shall deliver to iGo and the Indemnitors a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the custodian hereunder, as appropriate.

         12. Further Instruments. If the Custodian reasonably requires other or further instruments in connection with performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

         13. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by the Custodian hereunder, the Custodian is authorized and directed to act in accordance with, and in reliance upon, the terms hereof and of Article X.

         14. Fees and Expenses. iGo shall pay the Custodian such fees as shall be agreed upon by iGo and such entity.

         15. Indemnification. In consideration of the Custodian's acceptance of this appointment, the Indemnitors and iGo agree jointly and severally to indemnify and hold the Custodian harmless as to any liability incurred by it to any person, firm or corporation by reason of their having accepted such appointments or in carrying out the terms hereof and the Purchase Agreement, and to reimburse the Custodian for all its costs and expenses, including, among other things, counsel fees and expenses, reasonably incurred by reason of any matter as to which an indemnity is paid; provided, however, that no indemnity need be paid in case of the Custodian's gross negligence, willful misconduct or breach of this Agreement.

         16. General.

                  (a) Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery or the third day after mailing by certified or registered mail, postage prepaid as follows:

         To iGo or Sub:
                  iGo Corporation
                  9393 Gateway Drive
                  Reno, NV 89511-8910
                  Telephone No.: (775) 746-6140
                  Telecopy No.: (775) 850-9313
                  Attention: Mick Delargy, Chief Financial Officer


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         With a copy to:
                  Hale Lane Peek Dennison Howard and Anderson
                  P.O. Box 3237
                  Reno, NV 89505
                  Telephone No.: (775) 327-3000
                  Telecopy No.: (775) 786-6179
                  Attention: David A. Garcia, Esq.

         To Xtend or the Indemnitors:
                  Mark Rapparport
                  2435 East Coast Highway, Suite 5
                  Corona del Mar, CA 92625
                  Telephone No.: (949) 566-7300
                  Telecopy No.: (949) 566-5991

         With a copy to:
                  Paul, Hastings, Janofsky & Walker LLP
                  695 Town Center Drive
                  Costa Mesa, CA 92626-1924
                  Telephone No.: (714) 668-6200
                  Telecopy No.: (714) 979-1921
                  Attention: Douglas A. Schaaf, Esq.

         To the Custodian:
                  U.S. Stock Transfer Corporation
                  1745 Gardena Avenue
                  Glendale, CA  91204
                  Telephone No.: (818) 502-1404
                  Telecopy No.: (818) 502-0674
                  Attention: Enrique Artaza

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

                  (b) The captions in this Depository Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Depository Agreement.

                  (c) This Depository Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

                  (d) No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

                  (e) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within the State of California.


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         IN WITNESS WHEREOF, each of the parties has executed this Depository
Agreement as of the date first above written.

                                      U.S. STOCK TRANSFER CORPORATION
                                      as Custodian


                                      By: /s/ Mark Cano
                                          -------------------------------------
                                      Name: Mark Cano
                                      Title: Assistant Vice-President

                                      iGo CORPORATION


                                      By: /s/ Mick Delargy
                                          -------------------------------------
                                          Mick Delargy, Chief Financial Officer


                                      INDEMNITORS

                                      XTEND MICRO PRODUCTS, INC.


                                      By: /s/ Mark Rapparport
                                          -------------------------------------
                                          Mark Rapparport, President


                                      /s/ Mark Rappaport
                                      -----------------------------------------
                                          Mark Rapparport


                                      /s/ Tom Taylor
                                      -----------------------------------------
                                          Tom Taylor


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